UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 19, 2012

RCM Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	1-10245 (Commission File Number)	95-1480559 (I.R.S. Employer Identification No.)

2500 McClellan Avenue, Suite 350
Pennsauken, NJ	08109-4613
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 356-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

 On April 19, 2012, based on information provided by RCM Technologies, Inc. (the “Company”), the staff (the “Staff”) of the Listing Qualifications Department of the Nasdaq Stock Market, LLC (the “Nasdaq”) provided a letter to the Company indicating (i) its determination that the Company violated Nasdaq Listing Rule 5605(c)(2)(a)(ii) (the “Rule”) and (ii) that based on actions taken to remedy the violation, the Company has regained compliance with the Rule.

The Staff’s determination was based on the fact that, prior to his resignation from the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) on April 2, 2012, Richard D. Machon, was not eligible to serve on the Audit Committee pursuant to the Rule, due to the fact that from April 1, 2010 to February 12, 2012, an entity of which Mr. Machon is a principal received consulting fees of approximately $55,000 from the Company.  As a result, Mr. Machon was no longer independent under Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and thus the Company violated the audit committee composition requirement for continued listing on The Nasdaq Stock Market.

However, the Staff’s April 19, 2012 letter to the Company indicated that following Mr. Machon’s resignation from the Audit Committee, the Company has regained compliance with the Rule and, subject to satisfaction of applicable disclosure requirements that are satisfied by the filing of this Form 8-K, the Company had regained compliance with the Rule and the matter is now closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCM TECHNOLOGIES, INC.

By:	/s/ Kevin D. Miller
Kevin D. Miller
Chief Financial Officer, Treasurer and Secretary

Dated: April 20, 2012

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